Exhibit 99.1

East West Bancorp, Inc. 135 N. Los Robles Ave., 7th Fl. Pasadena, CA 91101 Tel. 626.768.6800 Fax 626.817.8838
NEWS RELEASE

FOR FURTHER INFORMATION AT THE COMPANY:
Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS NET INCOME FOR SECOND QUARTER 2013 OF $74.0 MILLION, UP 5% FROM PRIOR YEAR AND EARNINGS PER SHARE OF $0.52, UP 11% FROM PRIOR YEAR

Pasadena, CA – July 17, 2013 – East West Bancorp, Inc. (“East West”) (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today reported financial results for the second quarter of 2013. For the second quarter of 2013, net income was $74.0 million or $0.52 per dilutive share. East West increased second quarter net income by $3.5 million or 5% and increased earnings per dilutive share $0.05 or 11% from the prior year period.

“East West is pleased to report solid earnings of $74.0 million or $0.52 per share for the second quarter of 2013, an increase in earnings per share of 11% from the prior year period,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “Our financial results for the second quarter of 2013 were driven by strong loan originations, resulting in an increase in total loans receivable of 6% or $920.8 million during the quarter to a record $16.3 billion as of June 30, 2013. Currently, high quality loan growth is challenging for the banking industry. Our unique value proposition as the bridge between East and West allows us to successfully and prudently grow our loan portfolio. Further, during the quarter, we grew total deposits to a record $19.3 billion and non-interest bearing demand deposits to a record $5.1 billion, or 27% of total deposits.”

Ng continued, “For the second quarter of 2013, East West achieved a return on equity of 12.59%, and a return on assets of 1.29%. Our results for the second quarter of 2013 mark the ninth consecutive quarter East West has increased both net income and earnings per share. East West has strong earnings and a healthy balance sheet, resulting in high capital levels. During the second quarter, we completed the $200 million stock repurchase program approved by the Board earlier in the year. Year to date, we have repurchased 8 million shares of common stock."

“We are pleased with the strong results for the second quarter of 2013 and believe East West is on track for another year of record earnings. I am confident that as the economic environment continues to improve in the U.S., East West will continue to be able to expand our market share, grow our profitability, and deliver strong financial results for our shareholders,” concluded Ng.

Quarterly Results Summary

	Quarter Ended
Dollars in millions, except per share	June 30, 2013	March 31, 2013	June 30, 2012
Net income	$74.02	$72.09	$70.56
Net income available to common shareholders	$72.30	$70.38	$68.84
Earnings per share (diluted)	$0.52	$0.50	$0.47
Tangible book value per common share	$13.55	$13.66	$12.67

Return on average assets	1.29%	1.30%	1.32%
Return on average common equity	12.59%	12.45%	12.46%

Net interest income, adjusted (1)	$192.17	$184.62	$194.65
Net interest margin, adjusted (1)	3.62%	3.62%	4.01%
Cost of deposits	0.33%	0.37%	0.45%
Efficiency ratio	40.40%	43.28%	41.54%

Second Quarter 2013 Highlights

●
Strong Second Quarter Earnings – For the second quarter of 2013, net income was $74.0 million or $0.52 per dilutive share. Net income grew $1.9 million or 3% from the first quarter of 2013 and $3.5 million or 5% from the second quarter of 2012. Earnings per dilutive share grew 4% or $0.02 from the first quarter of 2013 and 11% or $0.05 from the second quarter of 2012.

●
Capital Actions – During the second quarter of 2013, we repurchased 4.5 million shares of our common stock at a weighted average price of $25.18 per share for a total cost of $113.0 million and completed the $200 million stock repurchase program authorized by the Board in January 2013. Further, on May 1, 2013, we converted all shares of the Series A Preferred Stock into 5.6 million shares of common stock.

●
Strong Capital Levels – Capital levels for East West remain high. As of June 30, 2013, East West’s Tier 1 risk-based capital and total risk-based ratios were 12.9% and 14.3%, respectively, compared to the well capitalized requirements of 6% and 10%, respectively.

●
Strong Loan Growth – Quarter to date, total loans receivable (including both covered and non-covered loans) grew 6% or $920.8 million to a record $16.3 billion as of June 30, 2013. This growth was due to a 9% or $1.2 billion increase in non-covered loans, partially offset by a decrease in loans covered under loss-share agreements of 9% or $248.4 million, quarter to date. The strong growth in non-covered loans was due to increases in commercial and industrial loans, consumer loans, single family residential loans, and commercial real estate loans.

●
Strong Deposit Growth – Total deposits increased to record levels, increasing 2% or $346.5 million to a record $19.3 billion as of June 30, 2013.  During the second quarter, core deposits increased by 3% or $428.8 million to a record $13.3 billion. The strong growth in core deposits for the quarter was fueled by a 6% or $290.4 million increase in noninterest-bearing demand deposits to a record $5.1 billion as of June 30, 2013.

●	Efficiency Ratio Improves – For the second quarter of 2013, the efficiency ratio improved to 40.40% from 43.28% in the first quarter of 2013 and 41.54% in the second quarter of 2012.
●
Nonperforming Assets Down to 0.57% of Total Assets – Nonperforming assets decreased to $133.5 million, or 0.57% of total assets at June 30, 2013, a $26.0 million or 16% decrease from March 31, 2013 and a $22.2 million or 14% decrease from June 30, 2012.

Management Guidance

The Company is providing guidance for the third quarter and full year of 2013. Management currently estimates that fully diluted earnings per share for the full year of 2013 will range from $2.05 to $2.09, an increase of $0.16 to $0.20 or 8% to 11% from $1.89 for the full year of 2012. This EPS guidance for the remainder of 2013 is based on a stable balance sheet, total loan growth of approximately $250 million per quarter, (including both covered and non-covered loans), an adjusted net interest margin ranging from 3.50% to 3.60%1, provision for loan losses of approximately $5.0 million to $7.5 million per quarter, noninterest expense, adjusted for FDIC reimbursements, of approximately $95.0 million to $97.5 million per quarter, and an effective tax rate of 34%.

Management currently estimates that fully diluted earnings per share for the third quarter of 2013 will range from $0.51 to $0.53 per dilutive share, based on the assumptions stated above.

The guidance for the third quarter and for the full year of 2013 does not include the impact of the additional $100.0 million stock repurchase program authorized by the Board of Directors of East West and discussed elsewhere in this release.

Balance Sheet Summary

At June 30, 2013, total assets increased $206.5 million or 1% to $23.3 billion compared to $23.1 billion at March 31, 2013. Average earning assets also increased during the second quarter, up 3% or $593.6 million to $21.3 billion compared to the prior quarter. The increase in average earning assets during the second quarter was primarily attributable to increases in average balances for non-covered loans.

Total loans receivable increased to $16.3 billion at June 30, 2013, compared to $15.4 billion at March 31 2013. This quarter to date increase in loans receivable stemmed from growth in the non-covered loan portfolio, partially offset by a decrease in the covered loan portfolio. During the quarter, the Company purchased approximately $270.0 million of insurance premium financing loans, which are included in the commercial and consumer loan portfolios, as applicable.  Excluding the impact of this loan portfolio purchase, non-covered loans receivable increased 7% or $899.3 million quarter to date, largely due to increases in commercial and industrial, single family and commercial real estate loans.

Covered Loans

Covered loans, net of discount totaled $2.5 billion as of June 30, 2013, a decrease of $248.4 million or 9% from March 31, 2013. The decrease in the covered loan portfolio was primarily due to payoffs and paydown activity, as well as charge-offs.

The covered loan portfolio is comprised of loans acquired from the FDIC-assisted acquisitions of United Commercial Bank (UCB) and Washington First International Bank (WFIB) which are covered under loss-share agreements with the FDIC. During the second quarter of 2013, we recorded a net decrease in the FDIC indemnification asset and receivable included in noninterest (loss)/income of ($47.9) million, largely due to the continuing payoffs and the continuing improved credit performance of the UCB portfolio as compared to our original estimate. Under the loss-share agreements with the FDIC, East West Bank is required to pay the FDIC a calculated amount if specific thresholds of losses are not reached. Included in the net decrease in the FDIC indemnification asset and receivable of ($47.9) million for the second quarter of 2013 is an expense of $15.4 million for this liability due to the continuing strong credit performance of the covered portfolios.

Deposits

At June 30, 2013, total deposits reached a record $19.3 billion, an increase of 2% or $346.5 million from $18.9 billion at March 31, 2013. In the second quarter of 2013, we continued to execute our strategy to grow low-cost, commercial deposits while reducing our reliance on time deposits. Core deposits increased to a record $13.3 billion at June 30, 2013, an increase of 3% or $428.8 million from March 31, 2013. The increase in core deposits during the second quarter of 2013 was largely driven by an increase in noninterest-bearing demand deposits which increased by 6% or $290.4 million to a record $5.1 billion as of June 30, 2013. Time deposits decreased by 1% or $82.3 million from March 31, 2013 to $6.0 billion at June 30, 2013.

Second Quarter 2013 Operating Results

Net Interest Income

Net interest income, adjusted for the net impact of covered loan dispositions, totaled $192.2 million for the second quarter of 2013, an increase of 4% or $7.6 million from $184.6 million for the first quarter of 2013. The core net interest margin, excluding the net impact to interest income of $35.5 million resulting from covered loan activity and amortization of the FDIC indemnification asset, totaled 3.62% for the second quarter of 2013. This compares to a core net interest margin of 3.62% and 4.01%, excluding the net impact to interest income of $24.7 million and $38.5 million resulting from covered loan activity and amortization of the FDIC indemnification asset, for the first quarter of 2013 and second quarter of 2012, respectively.1

The core net interest margin totaled 3.62% for the second quarter of 2013, reflecting no change from the first quarter of 2013. The increase in the core net interest margin compared to the guidance provided in the prior quarter earnings release was largely due to stronger than expected loan growth and also a result of the improvement in both the composition and the cost of deposits.

During the second quarter, the cost of funds decreased to 0.55%, a decrease of 5 basis points from the first quarter of 2013. Additionally, interest expense for the second quarter of 2013 was $27.7 million, a decrease of 5% or $1.4 million from the first quarter of 2013. The reduction in the cost of funds and interest expense for the quarter is primarily due to the growth of lower cost, core deposits and a reduced reliance on time deposits. The Company increased core deposit balances by 3% or $428.8 million, quarter over quarter. These combined actions resulted in a reduction in the cost of deposits to 0.33% for the second quarter of 2013, a reduction of 4 basis points from 0.37% in the prior quarter.

Noninterest (Loss)/ Income & Expense

The Company reported total noninterest (loss)/income for the second quarter of 2013 of ($12.4) million, compared to a noninterest loss of ($2.1) million and ($11.7) million in the first quarter of 2013 and the second quarter of 2012, respectively. The additional ($10.3) million of noninterest loss in the current quarter compared to the first quarter of 2013 is due to changes in the net reduction of the FDIC indemnification asset and FDIC receivable.

Branch fees, letter of credit and foreign exchange income, ancillary loan fees and other operating income totaled $30.3 million in the second quarter of 2013, an increase of 26% or $6.3 million from $24.0 million in the first quarter of 2013 and an increase of 37% or $8.1 million from $22.2 million in the second quarter of 2012. In addition, included in noninterest income for the second quarter of 2013 were net gains of $5.3 million on sales of $123.5 million of investment securities. A summary of fees and other operating income for the second quarter of 2013, compared to the first quarter of 2013 and second quarter of 2012 is detailed below:

	Quarter Ended			% Change
($ in thousands)	June 30, 2013	March 31, 2013	June 30, 2012	(Yr/Yr)

Branch fees	$8,119	$7,654	$7,821	4%
Letters of credit fees and foreign exchange income	9,075	7,398	5,101	78%
Ancillary loan fees	2,634	2,052	2,188	20%
Other operating income	10,504	6,901	7,097	48%
Total fees & other operating income	$30,332	$24,005	$22,207	37%

Noninterest expense totaled $94.4 million for the second quarter of 2013, a decrease of 2% or $1.9 million from the first quarter of 2013 and a decrease of 7% or $7.2 million from the second quarter of 2012.

Noninterest expense, excluding the impact of reimbursable (payable) amounts from (to) the FDIC on covered assets and prepayment penalties for FHLB advances, totaled $91.5 million for the second quarter of 2013.1 A summary of noninterest expense for the second quarter of 2013, compared to the first quarter of 2013 and second quarter of 2012 is detailed below:

($ in thousands)	Quarter Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Total noninterest expense	$94,420	$96,355	$101,608
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount) *	2,910	(61)	2,683
Prepayment penalties for FHLB advances	-	-	2,336
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances	$91,510	$96,416	$96,589

*
Pursuant to the shared-loss agreements, the FDIC reimburses the Company 80% of eligible losses with respect to covered assets.  The FDIC also shares in 80% of the recoveries or gains with respect to covered assets. During the three months ended March 31, 2013, the Company had a net $61 thousand payable to the FDIC, mainly due to a net gain on sale of OREOs.

Total noninterest expense for the second quarter, excluding the impact of reimbursable (payable) amounts from (to) the FDIC on covered assets and prepayment penalties for FHLB advances, decreased 5% or $4.9 million from the prior quarter to $91.5 million for the second quarter of 2013. The decrease in noninterest expense, quarter over quarter was primarily due to compensation and employee benefits. Compensation and employee benefits decreased $3.7 million or 8% from the first quarter 2013, resulting from a decrease in payroll taxes and an increase in the offset to compensation expense from deferred loan costs due to an increase in origination volume.

The effective tax rate for the second quarter was 33.8% as compared to 32.3% in the prior quarter. The effective tax rate for the first quarter 2013 was reduced by the impact of $1.6 million from the retroactive extension of certain exemptions as part of the American Taxpayer Relief Act of 2012 which was signed into law in 2013.

Credit Quality

Non-covered Loans

The Company recorded provision for loan losses for non-covered loans of $8.3 million for the second quarter of 2013. This compares to a reversal of provision for loan losses of $762 thousand for the first quarter of 2013, and a provision for loan losses of $16.6 million for the second quarter of 2012. The increase in the provision for loan losses for non-covered loans compared to the prior quarter was largely due to the increase in non-covered loan balances during the second quarter of 2013. Total net charge-offs on non-covered loans totaled $4.0 million for the second quarter of 2013, an increase from net charge-offs of $540 thousand in the first quarter of 2013.

Nonaccrual loans, excluding covered loans, totaled 0.69% of total loans or $112.0 million as of June 30, 2013, a decrease from both 0.83% of total loans at March 31, 2013 and 0.78% of total loans at December 31, 2012. The nonperforming assets to total assets ratio also decreased, down to 0.57% as of June 30, 2013, compared to 0.69% as of March 31, 2013, and 0.72% as of June 30, 2012.

The allowance for non-covered loan losses was $233.5 million or 1.73% of non-covered loans receivable at June 30, 2013. This compares to an allowance for non-covered loan losses of $228.8 million or 1.85% of non-covered loans at March 31, 2013 and $219.5 million or 2.03% of non-covered loans at June 30, 2012.

Covered Loans

During the second quarter of 2013, the Company recorded a provision for loan losses of $186 thousand, on covered loans outside of the scope of ASC 310-30 and $537 thousand on covered loans within the scope of ASC 310-30.  As these loans are covered under loss-sharing agreements with the FDIC, for any charge-offs, the Company records income of 80% of the charge-off amount in noninterest income as a net increase in the FDIC receivable, resulting in a net impact to earnings of 20% of the charge-off amount.

Capital Strength

(Dollars in millions)
	June 30, 2013	Well Capitalized Regulatory Requirement	Total Excess Above Well Capitalized Requirement

Tier 1 leverage capital ratio	8.8%	5.00%	$860
Tier 1 risk-based capital ratio	12.9%	6.00%	1,063
Total risk-based capital ratio	14.3%	10.00%	672
Tangible equity to tangible assets ratio	8.1%	N/A	N/A
Tangible equity to risk weighted assets ratio	12.1%	N/A	N/A

Our capital ratios remain very strong. As of June 30, 2013, our Tier 1 leverage capital ratio totaled 8.8%, our Tier 1 risk-based capital ratio totaled 12.9% and our total risk-based capital ratio totaled 14.3%.

The Company is focused on active capital management and is committed to maintaining strong capital levels that exceed regulatory requirements while also supporting balance sheet growth and providing a strong return to our shareholders. East West's Board of Directors authorized a stock repurchase program in January of 2013 for up to $200.0 million of the Company's common stock, which the Company completed during the second quarter 2013. The Company repurchased 4.5 million shares of common stock at an average price of $25.18 per share or a total cost of $113.0 million, during the second quarter of 2013. In addition, on July 17, 2013, East West's Board of Directors authorized a new repurchase program to buy back up to $100.0 million of the Company's common stock.

Additionally, on May 1, 2013, the Company converted all 85,710 shares of Series A Preferred Stock into 5.6 million shares of common stock.

Dividend Payout and Capital Actions

East West’s Board of Directors has declared third quarter dividends for the common stock. The common stock cash dividend of $0.15 is payable on or about August 15, 2013 to shareholders of record on July 31, 2013.

Conference Call

East West will host a conference call to discuss second quarter 2013 earnings with the public on Thursday, July 18, 2013 at 8:30 a.m. PDT/11:30 a.m. EDT. The public and investment community are invited to listen as management discusses second quarter results and operating developments. The following dial-in information is provided for participation in the conference call: Calls within the US – (888) 317-6016; Calls within Canada – (855) 669-9657; International calls – (412) 317-6016. A listen-only live broadcast of the call also will be available on the investor relations page of the Company's website at www.eastwestbank.com.

About East West

East West Bancorp is a publicly owned company with $23.3 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 120 locations worldwide, including in the United States markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shenzhen and Taipei. Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and a representative office in Guangzhou. For more information on East West Bancorp, visit the Company's website at www.eastwestbank.com.

Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic, political or industry conditions and events and the impact they may have on us and our customers; our ability to attract deposits and other sources of liquidity; continued deterioration in values of real estate in California and other states where our bank makes loans, both residential and commercial; our ability to manage the loan portfolios acquired from FDIC-assisted acquisitions within the limits of the loss protection provided by the FDIC; changes in the financial performance and/or condition of our borrowers; changes in the level of nonperforming assets, reserve requirements, and charge-offs; the effect of changes in laws, regulations, and accounting standards, and related costs of these changes;  inflation, interest rate, securities market and monetary fluctuations; changes in the competitive environment among financial and bank holding companies and other financial service providers; changes in our organization, management; the adequacy of our enterprise risk management framework; the ability to manage our growth and the effect of acquisitions we may make and the integration of acquired businesses and branching efforts; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2012, and particularly the discussion of risk factors within that document.

1 See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables attached.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	June 30, 2013	March 31, 2013	June 30, 2012
Assets
Cash and cash equivalents	$1,050,214	$1,736,865	$2,459,614
Short-term investments	330,438	379,029	254,714
Securities purchased under resale agreements	1,450,000	1,400,000	675,000
Investment securities	2,667,172	2,588,993	1,873,739
Loans receivable, excluding covered loans (net of allowance for loan
losses of $233,480, $228,796 and $219,454)	13,509,241	12,346,538	10,693,466
Covered loans (net of allowance for loan losses of
$9,629, $10,110 and $7,173)	2,504,315	2,752,269	3,416,613
Total loans receivable, net	16,013,556	15,098,807	14,110,079
Federal Home Loan Bank and Federal Reserve Bank stock	134,250	144,831	171,971
FDIC indemnification asset	219,942	276,834	409,287
Other real estate owned, net	21,433	32,324	43,222
Other real estate owned covered, net	29,836	28,567	35,577
Premiums on deposits acquired, net	51,501	53,875	61,480
Goodwill	337,438	337,438	337,438
Other assets	1,002,626	1,024,392	1,093,613
Total assets	$23,308,406	$23,101,955	$21,525,734

Liabilities and Stockholders' Equity
Deposits	$19,282,207	$18,935,702	$17,341,872
Federal Home Loan Bank advances	314,022	313,494	362,885
Securities sold under repurchase agreements	995,000	995,000	995,000
Long-term debt	137,178	137,178	212,178
Accrued expenses and other liabilities	322,048	377,462	318,859
Total liabilities	21,050,455	20,758,836	19,230,794
Stockholders' equity	2,257,951	2,343,119	2,294,940
Total liabilities and stockholders' equity	$23,308,406	$23,101,955	$21,525,734
Book value per common share	$16.40	$16.55	$15.51
Tangible book value per common share	$13.55	$13.66	$12.67
Number of common shares at period end	137,705	136,578	142,646

EAST WEST BANCORP, INC.
TOTAL LOANS AND DEPOSIT DETAIL
(In thousands)
(unaudited)

AS OF JUNE 30, 2013
	Non-covered	Covered, net of discount	Total loans receivable
Loans receivable
Real estate - single family	$2,575,975	$290,501	$2,866,476
Real estate - multifamily	929,867	459,921	1,389,788
Real estate - commercial	3,917,082	987,521	4,904,603
Real estate - land and construction	233,302	263,445	496,747
Commercial	4,709,675	442,788	5,152,463
Consumer	1,160,013	69,768	1,229,781
Total loans receivable, excluding loans held for sale	13,525,914	2,513,944	16,039,858
Loans held for sale	245,026	—	245,026
Total loans receivable	13,770,940	2,513,944	16,284,884
Unearned fees, premiums and discounts	(28,219)	—	(28,219)
Allowance for loan losses	(233,480)	(9,629)	(243,109)
Net loans receivable	$13,509,241	$2,504,315	$16,013,556

	June 30, 2013	March 31, 2013	June 30, 2012
Loans receivable
Real estate - single family	$2,575,975	$2,334,913	$2,017,877
Real estate - multifamily	929,867	919,220	912,941
Real estate - commercial	3,917,082	3,754,434	3,444,957
Real estate - land and construction	233,302	241,878	299,739
Commercial	4,709,675	4,280,789	3,418,637
Consumer	1,160,013	843,794	700,719
Total non-covered loans receivable, excluding loans held for sale	13,525,914	12,375,028	10,794,870
Loans held for sale	245,026	226,635	137,812
Covered loans, net of discount	2,513,944	2,762,379	3,423,786
Total loans receivable	16,284,884	15,364,042	14,356,468
Unearned fees, premiums and discounts	(28,219)	(26,329)	(19,762)
Allowance for loan losses on non-covered loans	(233,480)	(228,796)	(219,454)
Allowance for loan losses on covered loans	(9,629)	(10,110)	(7,173)
Net loans receivable	$16,013,556	$15,098,807	$14,110,079

Deposits
Noninterest-bearing demand	$5,128,894	$4,838,523	$3,828,116
Interest-bearing checking	1,483,854	1,443,546	1,044,439
Money market	5,172,192	5,184,111	4,913,524
Savings	1,544,935	1,434,896	1,254,072
Total core deposits	13,329,875	12,901,076	11,040,151
Time deposits	5,952,332	6,034,626	6,301,721
Total deposits	$19,282,207	$18,935,702	$17,341,872

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended

	June 30, 2013	March 31, 2013	June 30, 2012

Interest and dividend income	$255,353	$238,423	$266,362
Interest expense	(27,709)	(29,132)	(33,205)
Net interest income before provision for loan losses	227,644	209,291	233,157
(Provision for) reversal of loan losses, excluding covered loans	(8,277)	762	(16,595)
(Provision for) reversal of loan losses on covered loans	(723)	(5,089)	1,095
Net interest income after provision for loan losses	218,644	204,964	217,657
Noninterest loss	(12,354)	(2,099)	(11,655)
Noninterest expense	(94,420)	(96,355)	(101,608)
Income before provision for income taxes	111,870	106,510	104,394
Provision for income taxes	37,855	34,419	33,837
Net income	74,015	72,091	70,557
Preferred stock dividend	(1,714)	(1,714)	(1,714)
Net income available to common stockholders	$72,301	$70,377	$68,843
Net income per share, basic	$0.52	$0.51	$0.48
Net income per share, diluted	$0.52	$0.50	$0.47
Shares used to compute per share net income:
- Basic	137,536	137,648	142,107
- Diluted	137,816	143,519	147,786

	Quarter Ended

	June 30, 2013	March 31, 2013	June 30, 2012
Noninterest loss:
Branch fees	$8,119	$7,654	$7,821
Decrease in FDIC indemnification asset and FDIC receivable	(47,905)	(31,899)	(40,345)
Net (loss) gain on sales of loans	(354)	94	6,375
Letters of credit fees and foreign exchange income	9,075	7,398	5,101
Net gain on sales of investment securities	5,345	5,577	71
Net gain on sale of fixed assets	228	124	37
Ancillary loan fees	2,634	2,052	2,188
Other operating income	10,504	6,901	7,097
Total noninterest loss:	$(12,354)	$(2,099)	$(11,655)

Noninterest expense:
Compensation and employee benefits	$42,026	$45,731	$42,863
Occupancy and equipment expense	13,706	13,808	13,057
Loan related expenses	3,573	3,584	4,175
Other real estate owned (gain on sale) expense	(1,188)	(984)	4,486
Deposit insurance premiums and regulatory assessments	3,875	3,782	3,323
Prepayment penalties for FHLB advances	—	—	2,336
Legal expense	5,467	4,444	4,150
Amortization of premiums on deposits acquired	2,375	2,409	2,838
Data processing	2,200	2,437	2,197
Consulting expense	1,003	454	1,568
Amortization of investments in affordable housing partnerships	5,064	4,283	4,425
Other operating expense	16,319	16,407	16,190
Total noninterest expense	$94,420	$96,355	$101,608

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Year To Date

	June 30, 2013	June 30, 2012

Interest and dividend income	$493,776	$520,412
Interest expense	(56,841)	(68,337)
Net interest income before provision for loan losses	436,935	452,075
Provision for loan losses, excluding covered loans	(7,515)	(33,074)
Provision for loan losses on covered loans	(5,812)	(526)
Net interest income after provision for loan losses	423,608	418,475
Noninterest (loss) income	(14,453)	10,085
Noninterest expense	(190,775)	(216,371)
Income before provision for income taxes	218,380	212,189
Provision for income taxes	72,274	73,549
Net income	146,106	138,640
Preferred stock dividend	(3,428)	(3,428)
Net income available to common stockholders	$142,678	$135,212
Net income per share, basic	$1.03	$0.93
Net income per share, diluted	$1.03	$0.92
Shares used to compute per share net income:
- Basic	137,592	143,727
- Diluted	141,573	149,414

	Year To Date

	June 30, 2013	June 30, 2012
Noninterest (loss) income:
Branch fees	$15,773	$15,484
Decrease in FDIC indemnification asset and FDIC receivable	(79,804)	(45,763)
Net (loss) gain on sales of loans	(260)	11,554
Letters of credit fees and foreign exchange income	16,473	11,172
Net gain on sales of investment securities	10,922	554
Net gain on sale of fixed assets	352	73
Impairment loss on investment securities	—	(99)
Ancillary loan fees	4,686	4,196
Other operating income	17,405	12,914
Total noninterest (loss) income	$(14,453)	$10,085

Noninterest expense:
Compensation and employee benefits	$87,757	$89,272
Occupancy and equipment expense	27,514	26,575
Loan related expenses	7,157	8,656
Other real estate owned (gain on sale) expense	(2,172)	15,351
Deposit insurance premiums and regulatory assessments	7,657	7,315
Prepayment penalties for FHLB advances	—	3,657
Legal expense	9,911	11,323
Amortization of premiums on deposits acquired	4,784	5,711
Data processing	4,637	4,661
Consulting expense	1,457	3,035
Amortization of investments in affordable housing partnerships	9,347	8,891
Other operating expense	32,726	31,924
Total noninterest expense	$190,775	$216,371

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Quarter Ended

	June 30, 2013	March 31, 2013	June 30, 2012
Loans receivable
Real estate - single family	$2,444,883	$2,255,091	$1,991,863
Real estate - multifamily	924,552	895,202	914,223
Real estate - commercial	3,800,664	3,663,328	3,458,288
Real estate - land and construction	224,509	245,928	313,992
Commercial	4,478,848	4,206,571	3,278,965
Consumer	1,225,830	961,813	785,341
Total loans receivable, excluding covered loans	13,099,286	12,227,933	10,742,672
Covered loans	2,641,324	2,844,992	3,572,300
Total loans receivable	15,740,610	15,072,925	14,314,972
Investment securities	2,582,899	2,632,823	2,487,725
Earning assets	21,289,420	20,695,793	19,508,910
Total assets	22,994,664	22,576,638	21,527,394

Deposits
Noninterest-bearing demand	$4,882,823	$4,479,746	$3,724,399
Interest-bearing checking	1,440,538	1,285,270	978,085
Money market	5,089,063	5,118,495	4,831,665
Savings	1,499,428	1,423,090	1,232,663
Total core deposits	12,911,852	12,306,601	10,766,812
Time deposits	5,993,464	6,068,759	6,474,566
Total deposits	18,905,316	18,375,360	17,241,378
Interest-bearing liabilities	15,468,377	15,341,224	15,118,148
Stockholders' equity	2,331,306	2,376,260	2,305,942

Selected Ratios	Quarter Ended

	June 30, 2013	March 31, 2013	June 30, 2012
For The Period
Return on average assets	1.29%	1.30%	1.32%
Return on average common equity	12.59%	12.45%	12.46%
Interest rate spread	4.09%	3.90%	4.61%
Net interest margin	4.29%	4.10%	4.81%
Yield on earning assets	4.81%	4.67%	5.49%
Cost of deposits	0.33%	0.37%	0.45%
Cost of funds	0.55%	0.60%	0.71%
Noninterest expense/average assets (1)	1.52%	1.61%	1.72%
Efficiency ratio (2)	40.40%	43.28%	41.54%

(1)	Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances.
(2)
Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Year To Date

	June 30, 2013	June 30, 2012
Loans receivable
Real estate - single family	$2,350,511	$1,934,946
Real estate - multifamily	909,959	922,737
Real estate - commercial	3,732,375	3,470,374
Real estate - land and construction	235,160	331,972
Commercial	4,343,461	3,229,699
Consumer	1,094,551	821,714
Total loans receivable, excluding covered loans	12,666,017	10,711,442
Covered loans	2,742,595	3,712,894
Total loans receivable	15,408,612	14,424,336
Investment securities	2,607,723	2,725,123
Earning assets	20,994,246	19,515,978
Total assets	22,786,806	21,608,923

Deposits
Noninterest-bearing demand	$4,682,398	$3,635,300
Interest-bearing checking	1,363,333	970,526
Money market	5,103,698	4,748,698
Savings	1,461,470	1,207,994
Total core deposits	12,610,899	10,562,518
Time deposits	6,030,904	6,659,958
Total deposits	18,641,803	17,222,476
Interest-bearing liabilities	15,405,152	15,217,611
Stockholders' equity	2,353,659	2,305,829

Selected Ratios	Year To Date

	June 30, 2013	June 30, 2012
For The Period
Return on average assets	1.29%	1.29%
Return on average common equity	12.52%	12.23%
Interest rate spread	4.00%	4.46%
Net interest margin	4.20%	4.66%
Yield on earning assets	4.74%	5.36%
Cost of deposits	0.35%	0.46%
Cost of funds	0.57%	0.73%
Noninterest expense/average assets (1)	1.56%	1.84%
Efficiency ratio (2)	41.81%	42.86%

(1)	Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances.
(2)
Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended
	June 30, 2013			June 30, 2012
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,247,457	$4,292	1.38%	$1,504,325	$5,774	1.54%
Securities purchased under resale agreements	1,578,846	5,435	1.38%	1,026,923	4,758	1.86%
Investment securities available-for-sale	2,582,899	9,594	1.49%	2,487,725	16,913	2.73%
Loans receivable	13,099,286	141,904	4.35%	10,742,672	125,526	4.70%
Loans receivable - covered	2,641,324	92,386	14.03%	3,572,300	112,510	12.67%
Federal Home Loan Bank and Federal Reserve Bank stock	139,608	1,742	5.00%	174,965	881	2.02%
Total interest-earning assets	21,289,420	255,353	4.81%	19,508,910	266,362	5.49%

Noninterest-earning assets:
Cash and cash equivalents	265,915			234,918
Allowance for loan losses	(238,702)			(226,112)
Other assets	1,678,031			2,009,678
Total assets	$22,994,664			$21,527,394

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	$1,440,538	$876	0.24%	$978,085	$725	0.30%
Money market accounts	5,089,063	3,625	0.29%	4,831,665	4,243	0.35%
Savings deposits	1,499,428	762	0.20%	1,232,663	647	0.21%
Time deposits	5,993,464	10,475	0.70%	6,474,566	13,562	0.84%
Federal funds purchased and other borrowings	29	—	—	9	—	—
Federal Home Loan Bank advances	313,677	1,047	1.34%	393,982	1,353	1.38%
Securities sold under repurchase agreements	995,000	10,217	4.12%	995,000	11,591	4.69%
Long-term debt	137,178	707	2.07%	212,178	1,084	2.05%
Total interest-bearing liabilities	15,468,377	27,709	0.72%	15,118,148	33,205	0.88%

Noninterest-bearing liabilities:
Demand deposits	4,882,823			3,724,399
Other liabilities	312,158			378,905
Stockholders' equity	2,331,306			2,305,942
Total liabilities and stockholders' equity	$22,994,664			$21,527,394

Interest rate spread			4.09%			4.61%

Net interest income and net interest margin		$227,644	4.29%		$233,157	4.81%

Net interest income and net interest margin, adjusted (2)		$192,170	3.62%		$194,653	4.01%

(1)	Annualized.
(2)
Amounts exclude the net impact of covered loan dispositions and amortization of the FDIC indemnification asset of $35.5 million and $38.5 million for the three months ended June 30, 2013 and 2012, respectively.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Year To Date
	June 30, 2013			June 30, 2012
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,227,261	$8,568	1.41%	$1,276,498	$12,306	1.94%
Securities purchased under resale agreements	1,603,591	10,964	1.38%	910,857	9,072	2.00%
Investment securities available-for-sale	2,607,723	19,804	1.53%	2,725,123	38,145	2.81%
Loans receivable	12,666,017	272,872	4.34%	10,711,442	251,201	4.72%
Loans receivable - covered	2,742,595	178,577	13.13%	3,712,894	207,874	11.26%
Federal Home Loan Bank and Federal Reserve Bank stock	147,059	2,991	4.10%	179,164	1,814	2.04%
Total interest-earning assets	20,994,246	493,776	4.74%	19,515,978	520,412	5.36%

Noninterest-earning assets:
Cash and cash equivalents	308,725			252,896
Allowance for loan losses	(237,501)			(224,646)
Other assets	1,721,336			2,064,695
Total assets	$22,786,806			$21,608,923

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	$1,363,333	$1,765	0.26%	$970,526	$1,413	0.29%
Money market accounts	5,103,698	7,711	0.30%	4,748,698	8,244	0.35%
Savings deposits	1,461,470	1,556	0.21%	1,207,994	1,229	0.20%
Time deposits	6,030,904	21,560	0.72%	6,659,958	28,455	0.86%
Federal funds purchased and other borrowings	153	—	—	4,470	2	0.11%
Federal Home Loan Bank advances	313,416	2,086	1.34%	412,879	3,495	1.70%
Securities sold under repurchase agreements	995,000	20,746	4.20%	1,000,908	23,313	4.68%
Long-term debt	137,178	1,417	2.08%	212,178	2,186	2.07%
Total interest-bearing liabilities	15,405,152	56,841	0.74%	15,217,611	68,337	0.90%

Noninterest-bearing liabilities:
Demand deposits	4,682,398			3,635,300
Other liabilities	345,597			450,183
Stockholders' equity	2,353,659			2,305,829
Total liabilities and stockholders' equity	$22,786,806			$21,608,923

Interest rate spread			4.00%			4.46%

Net interest income and net interest margin		$436,935	4.20%		$452,075	4.66%

Net interest income and net interest margin, adjusted (2)		$376,790	3.62%		$398,862	4.11%

(1)	Annualized.
(2)
Amounts exclude the net impact of covered loan dispositions and amortization of the FDIC indemnification asset of $60.1 million and $53.2 million for the six months ended June 30, 2013 and 2012, respectively.

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP
(In thousands)
(unaudited)

	Quarter Ended
	6/30/2013	3/31/2013	6/30/2012
NON-COVERED LOANS
Allowance for non-covered loans, beginning of period	$228,796	$229,382	$214,253
Allowance for unfunded loan commitments and letters of credit	432	716	274
Provision for (reversal of) loan losses, excluding covered loans	8,277	(762)	16,595

Net Charge-offs/(Recoveries):
Real estate - single family	(177)	(389)	273
Real estate - multifamily	424	(68)	1,021
Real estate - commercial	(585)	561	2,179
Real estate - land and construction	287	155	665
Commercial	3,211	730	6,624
Consumer	865	(449)	906
Total net charge-offs	4,025	540	11,668
Allowance for non-covered loans, end of period	$233,480	$228,796	$219,454

COVERED LOANS
Allowance for covered loans not accounted under ASC 310-30, beginning of period (1)	$8,118	$5,153	$8,268
Provision for (reversal of) loan losses on covered loans not accounted under ASC 310-30	186	3,097	(1,095)

Net Charge-offs:
Real estate - commercial	22	—	—
Real estate - land and construction	358	—	—
Commercial	823	132	—
Consumer	1	—	—
Total net charge-offs	1,204	132	—
Allowance for covered loans not accounted under ASC 310-30, end of period (1)	$7,100	$8,118	$7,173

Allowance for covered loans accounted under ASC 310-30, beginning of period (2)	$1,992	$—	$—
Provision for loan losses on covered loans accounted under ASC 310-30	537	1,992	—
Allowance for covered loans accounted under ASC 310-30, end of period of period (2)	$2,529	$1,992	$—
Total allowance for covered loans, end of period	$9,629	$10,110	$7,173
UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$8,721	$9,437	$12,778
(Reversal of) provision for unfunded loan commitments and letters of credit	(432)	(716)	(274)
Allowance balance, end of period	$8,289	$8,721	$12,504
GRAND TOTAL, END OF PERIOD	$251,398	$247,627	$239,131

(1)
This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates of WFIB and UCB and, therefore, are covered under the shared-loss agreements with the FDIC but are not accounted for under ASC 310-30. Allowance on these subsequent drawdowns is accounted for as part of the allowance for loan losses.

(2)	This allowance is related to loans covered under the shared-loss agreements with the FDIC, accounted under ASC 310-30.

EAST WEST BANCORP, INC.
QUARTERLY CREDIT QUALITY ANALYSIS
(In thousands)
(unaudited)

Non-Performing Assets, Excluding Covered Assets
	6/30/2013	3/31/2013	6/30/2012
Nonaccrual Loan Type
Real estate - single family	$7,210	$9,594	$7,755
Real estate - multifamily	30,226	14,554	20,407
Real estate - commercial	17,271	19,251	24,843
Real estate - land and construction	11,201	31,670	33,059
Commercial	45,327	50,749	23,072
Consumer	796	1,345	3,298
Total non-covered nonaccrual loans	$112,031	$127,163	$112,434
Other real estate owned, net	21,433	32,324	43,222
Total non-performing assets, excluding covered assets	$133,464	$159,487	$155,656

Nonperforming assets to total assets (1)	0.57%	0.69%	0.72%
Allowance for loan losses on non-covered loans to total gross non-covered loans held for investment at end of period	1.73%	1.85%	2.03%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non-covered loans held for investment at end of period	1.79%	1.92%	2.15%
Allowance on non-covered loans to non-covered nonaccrual loans at end of period	208.41%	179.92%	195.18%
Nonaccrual loans to total loans (2)	0.69%	0.83%	0.78%
Net-chargeoffs on non-covered loans to average total non-covered loans (3)	0.12%	0.02%	0.44%

(1)	Nonperforming assets excludes covered loans and covered REOs. Total assets includes covered assets.
(2)	Nonaccrual loans excludes covered loans. Total loans includes covered loans.
(3)	Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The tangible common equity to risk weighted assets and tangible common equity to tangible assets ratios are non-GAAP disclosures. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. As the use of tangible common equity to tangible assets ratio is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible assets ratios.

As of
June 30, 2013
Stockholders' equity	$2,257,951
Less:
Goodwill and other intangible assets	(391,965)
Tangible equity	$1,865,986

Risk-weighted assets	15,457,156

Tangible equity to risk-weighted assets ratio	12.1%

As of
June 30, 2013
Total assets	$23,308,406
Less:
Goodwill and other intangible assets	(391,965)
Tangible assets	$22,916,441

Tangible equity to tangible assets ratio	8.1%

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

Operating noninterest expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. Operating noninterest expense excludes such non-core noninterest expense line items. The Company believes that presenting operating noninterest expense provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

	Quarter Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Total noninterest expense	$94,420	$96,355	$101,608
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount) (1)	2,910	(61)	2,683
Prepayment penalties for FHLB advances	-	-	2,336
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances	$91,510	$96,416	$96,589

(1)
Pursuant to the shared-loss agreements, the FDIC reimburses the Company 80% of eligible losses with respect to covered assets.  The FDIC also shares in 80% of the recoveries or gains with respect to covered assets. During the three months ended March 31, 2013, the Company had a net $61 thousand payable to the FDIC, mainly due to a net gain on sale of OREOs.

	Year to Date
	June 30, 2013	June 30, 2012
Total noninterest expense	$190,775	$216,371
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	2,849	14,805
Prepayment penalties for FHLB advances	-	3,657
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances	$187,926	$197,909

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans excluding such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended June 30, 2013
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$2,641,324	$92,386	14.03%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(35,474)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$56,912	8.64%

	Quarter Ended June 30, 2012
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$3,572,300	$112,510	12.67%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(38,504)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$74,006	8.33%

(1) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans excluding such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Year to Date June 30, 2013
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$2,742,595	$178,577	13.13%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(60,145)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$118,432	8.71%

	Year to Date June 30, 2012
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$3,712,894	$207,874	11.26%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(53,213)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$154,661	8.38%

(1) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended June 30, 2013
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$21,289,420	$255,353	4.81%
Net interest income and net interest margin		227,644	4.29%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(35,474)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$192,170	3.62%

	Quarter Ended March 31, 2013
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$20,695,793	$238,423	4.67%
Net interest income and net interest margin		209,291	4.10%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(24,672)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$184,619	3.62%

	Quarter Ended June 30, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,508,910	$266,362	5.49%
Net interest income and net interest margin		233,157	4.81%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(38,504)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$194,653	4.01%

(1) Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Year to Date June 30, 2013
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$20,994,246	$493,776	4.74%
Net interest income and net interest margin		436,935	4.20%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(60,145)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$376,790	3.62%

	Year to Date June 30, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,515,978	$520,412	5.36%
Net interest income and net interest margin		452,075	4.66%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(53,213)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$398,862	4.11%

(1) Annualized.